Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW

Washington, DC 20004

Tel: 202.739.3000

Fax: 202.739.3001

www.morganlewis.com

June 13, 2012

AdvisorShares Trust

2 Bethesda Metro Center

Suite 1330

Bethesda, Maryland 20814

Re:	Opinion of Counsel Regarding the Combined Prospectus and Proxy Statement Filed on Form N-14 under the Securities Act of 1933

Ladies and Gentlemen:

We have acted as counsel to AdvisorShares Trust, a Delaware statutory trust (the “Trust”), in connection with the above-referenced combined prospectus and proxy statement on Form N-14 (the “Registration Statement”), which relates to the shares of beneficial interest, without par value (collectively, the “Shares”), of the Trust’s Meidell Tactical Advantage ETF (the “Fund”) to be issued in connection with the reorganization of the Trust’s Dent Tactical ETF into the Fund. This opinion is being delivered to you in connection with the Trust’s filing of the Registration Statement with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Rule 488(a) under the Securities Act of 1933, as amended (the “1933 Act”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have reviewed, among other things, executed copies of the following documents:

(a)	a certificate of the State of Delaware as to the existence and good standing of the Trust;

(b)	copies of the Trust’s Agreement and Declaration of Trust and all amendments and supplements thereto (the “Declaration of Trust”) and By-Laws;

(c)	a certificate executed by Dan Ahrens, Secretary of the Trust, certifying, and attaching copies of, the Declaration of Trust and By-Laws, and certain resolutions adopted by the Board of Trustees of the Trust authorizing the issuance of the Shares of the Fund; and

(d)	a printer’s proof of the Registration Statement; and

(e)	a copy of the form of Agreement and Plan of Reorganization to be entered into by the Trust, on behalf of the Dent Tactical ETF and the Fund (the “Agreement and Plan of Reorganization”).

In our capacity as counsel to the Trust, we have examined the originals or certified, conformed or reproduced copies of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified copies, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers or representatives of the Trust. We have assumed that the Registration Statement, as filed with the SEC, will be in substantially the form of the printer’s proof referred to in paragraph (d) above, and that the agreement and Plan of Reorganization will be duly completed, executed and delivered by the parties thereto in substantially the form of the copy referred to in paragraph (e) above.

Based upon, and subject to, the limitations set forth herein, we are of the opinion that the Shares, when issued and sold in accordance with the Declaration of Trust and By-Laws, and for the consideration described in the Registration Statement, will be legally issued, fully paid and non-assessable under the laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP